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The following prepared remarks relating to Wachovia’s third quarter was posted on Wachovia’s Website

THIRD QUARTER 2008 EARNINGS COMMENTS

Introduction, Alice Lehman, Director, Wachovia Investor Relations	Page 2

Welcome: Robert K. Steel, Wachovia CEO and President	Page 3

Earnings Review: David Zwiener, Wachovia CFO	Page 5

Credit Review: Kenneth Phelan, Wachovia Chief Risk Officer	Page 14

Introduction: Alice Lehman

Thank you for calling in to Wachovia’s third quarter 2008 pre-recorded earnings review call. This is Alice Lehman, director of Investor Relations. Before you listen to the rest of this call, you may want to go to our website at Wachovia.com/investor, and download the slide presentation we’ll be referring to throughout. Also on our website, you can obtain a copy of today’s earnings press release and tables and our supplemental quarterly earning report.

In this call, we’ll review our third quarter financial highlights deck. In addition, this call will be available on our website through January 16, 2009, at 800-642-1687 for U.S. callers and 706-645-9291 for international callers - Conference ID: 69710892. The call is also available on the internet at Wachovia.com/investor.

Our CEO Bob Steel will kick things off; he’ll be followed by CFO David Zwiener, and our Chief Risk Officer, Kenneth Phelan.

Before we begin, I have a few reminders:

First, any forward-looking statements made during this call are subject to risks and uncertainties. Factors that could cause Wachovia’s results to differ materially from any forward-looking statements are set forth in Wachovia’s public documents filed with the SEC, including Wachovia’s Current Report on Form 8-k filed today.

Second, some of the discussion about our company’s performance today will include references to non-GAAP financial measures. Information that reconciles those measures to GAAP measures can be found in our filings with the SEC and in the news release and supplemental material located at Wachovia.com/investor.

Third, Wachovia’s proposed merger with Wells Fargo will be addressed in a definitive proxy statement/prospectus to be filed with the SEC, and we urge you to read that document when it becomes available because it will contain important information.

Information regarding the participants in the proxy solicitation is contained in our annual proxy material filed with the SEC, and will also be contained in the definitive proxy statement/prospectus. That document and other SEC filings can be obtained for free at the SEC’s website and from Wachovia and Wells Fargo.

Now let me turn things over to Bob Steel –

Robert K. Steel

Thank you, Alice. Hello, and thank you for joining us today. I will turn it over in a moment to David Zwiener, our CFO, and Ken Phelan, our chief risk officer, to discuss our third quarter, but first let me say a few introductory words on our pending combination with Wells Fargo.

Clearly, these are extraordinary times. While we are disappointed that Wachovia will not remain independent, we are enthusiastic about the prospects that lie ahead for a combination with Wells Fargo.

When I arrived at Wachovia about three months ago, we immediately got to work addressing the well-known challenges on our balance sheet. We cut the dividend and were working hard to make adjustments to the balance sheet and reduce our expenses.

While we were making progress on these initiatives, as everyone now knows, the market environment changed more precipitously than anyone had expected, and we had to move quickly and in a different direction to act in the best interests of - and preserve value for — all of our constituencies.

Our board approved the combination with Wells Fargo, and it’s an exciting combination — Wachovia’s shareholders will be owners of one of the world’s strongest financial institutions — it represents good value under the circumstances for our shareholders — it gives them upside in a stronger combined company — and it preserves the best of what is Wachovia and our culture.

Wells Fargo is strong and stable and active in 80 different financial services businesses. Wells is number 1 in many areas — including small business lending, agricultural lending and commercial real estate brokerage. And it is number 2 in mortgage origination and servicing and debit cards and has the largest bank-owned insurance brokerage.

In many ways, Wachovia is the mirror image of Wells Fargo. We are one of the nation’s largest diversified financial service companies, with a successful full service retail brokerage, a banking presence in 21 states and very strong core franchises. We are also the number one retail bank in the Southeast.

I would also add that Wells Fargo is inheriting a strong, dedicated team here at Wachovia. During these difficult times, my colleagues have demonstrated that Wachovia always puts the interests of our customers and clients first.

We at Wachovia have long respected Wells Fargo from afar and are confident that the combined organization will benefit from the marriage of their sales and cross-selling culture with our highly rated culture of customer service.

Let’s just close our eyes and imagine what the combination of Wachovia and Wells Fargo will create:

•

One of the strongest financial companies in the world; with $1.4 trillion in assets; and $787 billion in deposits; we’ll be a premier coast-to-coast banking franchise with a presence in 39 states; and we’ll have the second largest retail brokerage in the U.S.

Since the announcement of our merger with Wells Fargo, we have taken specific steps to enhance our liquidity position and are experiencing stabilizing deposit activities. These developments have given us the ability to more proactively support the needs of our customers and clients in these challenging times. Further, we look forward to partnering with Wells Fargo to leverage our industry-leading sales and service cultures to soundly and profitably grow market share in today’s economic environment.

This combination makes sense for Wachovia’s shareholders, and the marketplace - recognizing the value of this transaction - clearly agrees. The deal represents a complete company bid without direct government assistance, and there is strong cultural compatibility between these two firms.

The Federal Reserve has approved the combination and we expect the transaction to close by the end of the year subject to shareholder approval.

With that, let me turn it over to David Zwiener and Ken Phelan for their assessment of Wachovia’s third quarter results.

Chief Financial Officer David Zwiener

Thanks, Bob.

Today, I’ll review our Financial Highlights, and then our chief risk officer, Ken Phelan, will discuss our loan portfolio and credit-related material.

First let me say that, while I’ve been at Wachovia only a short time, it’s been long enough to understand the potential of this franchise, with its exceptional people, commitment to customer service and cross-sell excellence, compelling geographic and demographic footprint, and attractive product set.

And because of our shared values, we’re enthusiastic about the opportunities ahead as we plan to join with our merger partner, Wells Fargo.

Beginning with Slide 1, it is clear that our results this quarter were greatly impacted by increasing credit costs, market disruption losses, lower overall asset valuations and subdued market activity. Additionally, our GAAP results included the recognition of $18.8 billion pretax of noncash goodwill impairment, which reflected declining market valuations and the terms of the merger with Wells Fargo.

On an operating basis we reported a loss of $4.8 billion, representing a loss of $2.23 per common share.

In an attempt to provide clarity around the core trends driving these results, I will speak to our results excluding goodwill impairment, merger related and restructuring expenses, intangible amortization, market disruption losses, our second quarter 2008 noncash SILO charge and our principal investing results.

On that basis, our revenue was down 8 percent on a linked quarter basis. Net Interest income, which historically accounted for approximately 50 percent of our revenue, was down 5 percent largely due to pressure from our capital and liquidity strategies, a deposit mix shift and higher nonperforming assets, primarily in our Golden West Pick-a-Pay portfolio.

Fees were down 10 percent, excluding the principal investing and market disruption losses, and while we saw growth in our traditional banking fees during the quarter, all market-related fees were lower on reduced origination activity and asset valuations.

Our loan portfolio, excluding Golden West - which we refer to as our core portfolio — continued to perform relatively in line with our expectations. However, the worsening economic backdrop, deteriorating trends within the Pick-a-Pay portfolio and an updated expectation for further house price declines resulted in our posting a provision expense of $6.6 billion during the quarter. This included a reserve build of $4.8 billion, 66 percent of which was attributable to the Pick-a-Pay portfolio – which Ken will cover in more detail later; but let me relate that the reserve now reflects a 22 percent cumulative loss expectation.

Expenses were down 6 percent on a linked quarter basis despite $497 million of costs relating to the previously announced auction rate securities settlement, and reflected our initiatives to rationalize our business to the changing economic environment.

Qualitatively, despite all the turmoil, our teammates in our traditional bank continued to focus on serving customers, as evidenced by growth in net new checking accounts, retail CDs, Way2Save product sales, growth in online customers and transaction dollar values, and annuity and investment management sales.

Our retail brokerage team also remained focused on serving clients, and I’m pleased to report that we ended the quarter with the A.G. Edwards integration on track with stable financial advisor headcount. The success of this businesses’ customer centric model can be seen in client assets, which have declined 16 percent since the merger versus a 24 percent decline in the S & P 500 over the same period.

Slide 2 provides a more detailed account of our third quarter GAAP and operating loss. I’d like to make two points:

First, regarding the goodwill impairment, about two-thirds of the impairment relates to our retail and small business sub-segment. In July, when explaining our second quarter goodwill impairment, which didn’t include impairment in the retail/small business sub-segment, we told you we were not likely to have impairment in this sub-segment. The unprecedented, almost unimaginable, events of the third quarter and the consideration for our pending merger with Wells Fargo, created a scenario that required goodwill impairment for that and other sub-segments which rendered our earlier prediction incorrect. We have a detailed explanation of the goodwill calculation in the Appendix to these materials.

Second, you will note we have provided two views of net interest margin – both the GAAP view as well as the margin adjusted for our 2nd quarter noncash SILO charge, which shows a decline of 21 basis points in the margin during the quarter. I’ll provide further detail on the drivers of the decline shortly....

Of course, we’d like you to see, as we do, the core earnings power of this franchise, and slide 3 lays out the notable items that reduce what otherwise would be a pre-tax, pre-provision bottom line of around $3.0 billion. We’ve outlined key items on this page that affected our results, and I’ll provide more detail on the market disruption losses later.

For now, let me direct your attention to the table at the lower right, where we lay out additional items that we believe are useful to note, as they put additional pressure on our results.

The impact of the lower market valuations reduced our principal investing results by $446 million.

Additionally, the capital and liquidity strategies that we detailed for you last quarter had the effect of replacing higher yielding assets with lower yielding assets and reduced net interest income by an estimated $100 million and the margin by 10 basis points.

Also during the quarter we experienced a deposit shift mix, which pressured the margin by 5 basis points, and the ongoing impact of rising NPAs, primarily in the Golden West portfolio, hurt the margin by 4 basis points. Combined, these items hurt core revenues by about $690 million in the quarter.

Adjusting for these headwinds, our normalized results would be more in line with our pre-tax, pre-provision, pre-notable item results for the first two quarters of 2008.

The next slide shows the impact on loan growth from our actions to preserve and protect capital.

In addition to our capital efficiency strategies, which included securitization activity and reducing single service commercial exposures, our results reflect the realities of a tightening credit environment.

We have deployed a number of strategies to appropriately reduce unfunded exposures. We did see the effect of slower prepayment speeds and some uptick in utilization of credit lines, rather than new originations.

Specifically, in our home equity portfolio, we saw utilization rise from 33 percent to 36 percent, and in our large corporate book, from 26 percent to 32 percent.

Bob talked last quarter about our liquidity strategy regarding retail CDs, and you can see the success of that strategy on Slide 5, with 13 percent growth in average balances on a linked quarter basis. But results also reflect the effect of market turmoil on our deposit base.

Overall, average core deposits were relatively stable as consumer core deposit growth of 9 percent year over year and 4 percent on a linked quarter basis offset the sizable and abrupt, end of quarter outflows in commercial core deposits.

However, it’s important to point out that:

•	Period-end core consumer deposits increased 6 percent year over year.

•	Net new checking account sales continued to be robust at 208,000 during the quarter.

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Our Way2Save campaign continued to exceed expectations - 41 percent generated a new checking account and we ended the quarter with $328 million in new checking account balances as a result of this campaign.

And while we experienced significant pressure on our higher cost commercial deposits given the uncertainty following the Wamu announcement, since quarter end we have begun to see our commercial deposit trends improve due to our clients’ confidence in our merger partner, as well as excellent customer service in our global banking group.

As you can see on slide 6, fee income was down significantly as unprecedented uncertainty in market conditions weighed heavily on valuations and overall activity levels.

However, you can see that our traditional banking business continued to perform well, with fees in positive territory. I’ll go over the impact of market conditions on our market-related businesses next.

Lower retail brokerage commissions linked quarter reflected a notable decline in daily transaction volumes, which was felt industry-wide.

Also, fiduciary and asset management fees reflected not only market pressures but the effect of a shift in brokerage from market funds into insured deposits.

As I previously mentioned, principal Investing losses were $310 million this quarter versus a gain of $136 million in the linked quarter, and securities losses were approximately $2 billion, most of which were due to impairments.

Now, let’s turn to slide 7, where you can see that impairment losses in Capital Management and the Parent drove market disruption-related losses in the third quarter.

In our Corporate and Investment Bank, losses of $940 million were up on a linked quarter basis despite lower distribution exposures and because of the lack of the second quarter benefit of $438 million on resolution of unfunded leverage finance positions, but these losses were down 40 percent from the first quarter.

The losses in Capital Management were driven by impairment and trading losses of $851 million relating largely to previously disclosed support of Evergreen funds as well as auction rate securities losses of $80 million.

Securities impairment losses on the investment portfolio in the Parent were $619 million.

Also, at the bottom of this table, you can see the totals for legal costs in sundry expense attributable to our auction rate securities settlement with the regulators.

Turning to our businesses, beginning with the General Bank on slide 8, let me direct your attention to the table at bottom left, which illustrates the General Bank results excluding mortgage.

You can see linked quarter and year over year that good sales momentum and strict attention to costs drove solid revenue and expense performance.

However, this strength was more than offset by rising credit costs due to the worsening economy.

I’m very impressed with the continued efforts of this team to serve our customers in the face of market pressures, and you can see this is the continued solid customer satisfaction and loyalty scores.

The challenging conditions also affected our Wealth Management results, as you can see on slide 9.

While the market turmoil led to deposit outflows, loans were stable and fiduciary and asset management fees and insurance commissions were higher.

I’d also like to point out that while bottom line results were down on a linked quarter basis, they were up a solid 5 percent year over year due to this business’s adoption of a new managed account-based client model in 2007.

Of course, hardest hit were the market-related

businesses in our Corporate & Investment Bank. As you can see on Slide 10, expenses were up significantly, but we believe our expense reduction plans remain on track. FTE reductions exceeded our previous estimates.

CIB was a key focus of our balance sheet reduction strategies, and they executed well against their target despite market conditions that drove the increasing line utilizations at the end of the quarter.

Turning to slide 11, our Capital Management business grew net interest income nicely on retail brokerage deposit growth and spread expansion.

Fees suffered in the market turmoil, including the market disruption losses described earlier.

But, once again, we saw good expense discipline in Capital Management. Excluding auction rate securities costs, our Retail Brokerage posted an adjusted pre-tax margin of 25.8 percent.

We’re extremely pleased to report solid progress in A.G. Edwards integration activity, which is now more than 50 percent complete.

On a linked quarter basis, Series 7 headcount remained stable, with an increase in more productive financial advisors.

We also continued to see good cross-sales activity with General Bank deposits in the quarter.

Now, let me turn this over to our Chief Risk Officer, Ken Phelan, for details on the loan portfolio and credit.

Chief Risk Officer Kenneth Phelan

Thanks Dave. First off, I want to point out that while our credit costs are up significantly reflecting continued weakness in the residential market and particular weakness in our Golden West portfolio, the balance of our portfolios appear fairly solid given the backdrop of the market and the rapid deterioration in the credit markets. As you can see from slide 13, total credit costs for the quarter were $6.6 billion consisting of net charge-offs of $1.87 billion and an increase in our reserve of $4.8 billion. Of the total credit costs, nearly two-thirds or $4.2 billion related to the Golden West Pick-a-Pay portfolio ($810 million from charge-offs and $3.4 billion of reserve build). I will discuss the Golden West Pick-a-Pay portfolio after first going over the core consumer and commercial loan portfolio, which we’ve broken out on the right hand side of the table on page 13.

Our Core loan portfolio performance is in line with expectations given the economic environment. NPAs on this portfolio are up $1.1 billion, or 32 basis points (bps) to $6 billion or 1.65 percent of loans. The Core loan portfolio provision of $2.4 billion includes a reserve build of $1.3 billion. This reserve build included an increase of $576 million for the largely branch-originated consumer real estate portfolio, $132 million for autos, $214 million for commercial and an unallocated increase of $440 million. We leave the quarter with $7 billion allowance for credit losses on this portfolio, or 1.92 percent of loans, up $1.2 billion from the second quarter.

Moving away from provisions to performance, on the next slide, #14, we focus on the performance of the core consumer loan portfolio where NPAs were up

$371 million to 1.23 percent of loans, due to increased stress in consumer real estate. Charge-offs were up $169 million, or 45 bps of loans, in line with expectations. Included in this amount were higher consumer real estate losses driven by $51 million in increased charge-offs from the CIB non-branch originated portfolios. Charge-offs in the auto loan portfolio were up $60 million reflecting some seasonality but largely driven by weakness resulting from stressed housing markets as well as increased severities driven by the large engine/V8 type models. We also charged off $26 million in student loans based on the bankruptcy of one large insurer. Consumer past dues are up but outperforming industry averages.

•	Traditional Mortgage 90+ days past due are one-half that of the industry average at 1.20 percent vs. 2.39 percent

•	Second lien home equity 60+ days past due are one-third of the industry average at 0.75 percent vs. 2.03 percent

•	Auto 30+ days past are three-quarters that of the industry average at 2.89 percent vs. 3.77 percent

Slide 15 graphically illustrates that our traditional mortgage and second lien home equity portfolios continue to significantly outperform the industry.

Expanding on that last point, the next slide shows that our traditional mortgage product is performing relatively well. This $41.6 billion portfolio is solid, branch originated product with a current average LTV of 72 percent and an average current FICO score of 732 – virtually unchanged from the portfolio’s at-origination statistics. Charge-offs were up $19 million or 19 bps. Very different results have been experienced in the much smaller $1.95 billion CIB non-branch portfolio. These mortgage loans are largely Alt-A loans that were originated for distribution. In this portfolio NPAs were $333 million at the end of the third quarter, up $71 million quarter over quarter and charge-offs were $48 million, to 9.53 percent of average loans.

A similar story can be told for our traditional home equity portfolios where 95 percent of the portfolio was customer relationship-based and originated through direct channels.

As shown on slide 17, NPAs are up 25 bps since the second quarter of ‘08 driven by increases in stressed geographies and net charge-offs are up $4 million, or 2 bps. As we saw within mortgage, the non-branch originated home equity portfolio in CIB performed significantly worse than branch originated product and had charge-offs of $15 million, or 15.88 percent.

Slide 18 shows the managed auto portfolio performance, which had losses of 2.82 percent up 86 bps quarter over quarter. As I mentioned previously, the increase in losses reflects some seasonality but is largely the result of weakness attributed to the retail housing markets and higher severities. NPAs are up $27 million, or 10 bps, to 34 bps.

We continue to pursue a number of risk mitigation strategies including:

•	Ongoing focus on prime credit originations

•	New originations with an average FICO score of 673

•	Average LTV of new originations continued to decline

•	Reducing extended term (7-year) loans

•	Goal for 2 percent of originations from a high of 6.50 percent

•	Collection system upgrade resulting in improved response times

I want to focus for a moment on the commercial loan portfolio, excluding Real Estate Financial Services or the REFS portfolio, which we’ve highlighted for a number of quarters now and which I will discuss in more detail on the following slide.

Despite the deterioration in the overall economy, this loan portfolio continues to perform as expected. We have highlighted this view of the commercial portfolio in the bold section of the table on the left hand side. Commercial NPAs, excluding REFS, were up $133 million in the quarter reflecting four large credits tied to the consumer spending and residential construction-related sectors. Commercial charge-offs were up $47 million or 11 bps driven by modest increases in large corporate and middle market. While I would note that our total commercial loan portfolio past due performance actually improved on a linked quarter basis — with 30-89 days past due down 10 bps to $695 million and 90+ past dues down 4 bps, or $81 million to $152 million — continued deterioration in the economic environment particularly related to consumer spending and additional pressures from the housing market led us to build commercial reserves this quarter. Allowance as a percentage of commercial loans increased 6 bps quarter over quarter to 1.35 percent.

Now to our commercial real estate REFS portfolio found on slide 20. Period-end outstandings declined modestly as we continued to focus on appropriate risk-based pricing and restructuring our residential-related exposures, ending the quarter at $10.9 billion. The residential component of the portfolio is certainly most at-risk and was the driver of the performance in the quarter, accounting for 81 percent of the NPAs and 75 percent of the charge-offs. Following the fourth quarter 2007 and first quarter 2008 reviews of the residential portfolio, we underwent an intensive review of the income-producing portfolio in August and the findings were not surprising or unexpected. While there was minimal overall negative grade migration, we do anticipate weakness in this portfolio to escalate with worsening of the broader economy.

And now to the Golden West Pick-a-Pay portfolio on slide 22. As a reminder, it consists of 438,000 loans with a large concentration in California. The average LTV at origination was 71 percent with a current LTV of 95 percent. Trends reflect the continued effect of declining home values, particularly in stressed areas such as California and Florida. NPAs are up $1.9 billion and charge-offs are up $302 million since the second quarter of 2008.

There is deferred interest of $4.1 billion or 3.5 percent of the portfolio. There are nearly 2100 REO/REJ properties with an average time to sale of 66 days and 2008 YTD severity is 38 percent, including selling costs. Earlier, I mentioned a $3.4 billion reserve build for this portfolio reflecting an expected cumulative loss of approximately 22 percent over the remaining life of the portfolio.

The next slide, #23, shows increasing delinquency roll rates and this, combined with lower cure rates, particularly in the later stage delinquencies, are important factors in our updated reserve model output.

The next slide, #24, updates our reserve model and as I just mentioned, 30 percent of the increase in cumulative loss output is driven by updated actual experience in our portfolio and 70 percent is attributable to our views on continued home price depreciation.

Finally, the next slide discusses the losses expected to be incurred by the end of 2009.

Moving to slide 26, as we first disclosed last quarter, we are in the process of taking active steps to minimize the risk and maximize the value of this portfolio. In July we began an aggressive customer outreach beta program that has current staff of 300 in sales and 385 in fulfillment to refinance these mortgages to keep people in their homes and reduce the losses in this portfolio. The program is primarily focused on the approximately $77 billion of Pick-a-Pay loans that we believe may be eligible for refinance under FHA guidelines. Although very early in the program, we are encouraged by the results we have seen.

I think that recaps our credit review, and I’ll hand it back over to Dave.

David Zwiener

Thanks, Ken. Once again, this was a very challenging quarter in unprecedented times, but one thing remained clear: Wachovia has an exceptionally attractive franchise, footprint and set of businesses.

The dedication of our teammates in putting their customers’ needs above their own is unmatched. We look forward to being able to leverage this great franchise with our merger partner, Wells Fargo.

Thank you for your interest today, and if you have questions on our third quarter results, our Investor Relations officers - Alice Lehman, Ellen Taylor and Tanya Quinn - stand ready to help you as always.

NOTE:

THE RELATED POWERPOINT PRESENTATION, INCLUDING AN ADDITIONAL APPENDIX, IS AVAILABLE FOR DOWNLOADING AT WACHOVIA.COM/INVESTOR.

The following letter was posted on Wachovia’s Website

October 22, 2008

Dear Clients, Shareholders and Friends,

For the third quarter of 2008, Wachovia has reported a net loss of $4.8 billion excluding $18.7 billion of noncash goodwill impairment and $414 million net merger-related expense; the results reflect a credit reserve build of $4.8 billion pretax. Despite these results, many of our underlying businesses remain solid and our overall franchise exceptionally attractive. We look forward to the opportunities that lie ahead as we join forces with Wells Fargo.

We believe the merger will create an impressive company serving customers and clients coast-to-coast and making Wachovia shareholders owners of one of the world’s strongest financial institutions. Wells Fargo is the only bank in the U.S. to receive the highest possible credit ratings and, together, Wachovia and Wells Fargo will have $1.42 trillion in assets, banking offices in 39 states and the second-largest retail brokerage in the U.S. In addition, the combination will preserve Wachovia’s award-winning service culture.

Since the announcement of our merger with Wells Fargo, Wachovia has taken specific steps to enhance its liquidity position and is experiencing stabilizing deposit activities. These developments have given Wachovia the ability to more proactively support the needs of its customers and clients in these challenging times. Further, we look forward to leveraging our industry-leading sales and service cultures to grow market share soundly and profitably in today’s economic environment.

Wachovia will continue to actively manage its liquidity position in anticipation of its merger with Wells Fargo. In addition, your deposits continue to be insured by the FDIC up to the new $250,000 limit per individual depositor. Please also note that on Oct. 7, Federal Reserve Chairman Ben Bernanke stated that all depositors and creditors of Wachovia are fully protected by the U.S. government and will experience no interruption in banking services.

The Federal Reserve has approved the proposed merger with Wells Fargo, and we expect to close the transaction by the end of this year, subject to Wachovia shareholder approval. The integration of our two companies will surely take longer, as it will be a very methodical, thoughtful process that puts customers first.

In the meantime, we remain focused on serving our customers. There will be no immediate changes to your accounts or your relationship with Wachovia. Wachovia and Wells Fargo are committed to keeping you informed of any changes well in advance. For now, please continue to bank and conduct other business with Wachovia as usual.

Thank you for being with Wachovia.

Sincerely,

Robert K. Steel
President and CEO

Additional Merger Information

The proposed merger will be submitted to Wachovia’s shareholders for their consideration. Wells Fargo will file a registration statement with the SEC, which will include a proxy statement/prospectus, and each of Wachovia and Wells Fargo may file other relevant documents concerning the proposed merger. Shareholders and other investors are urged to read the registration statement and the proxy statement/prospectus when they become available, as well as any other relevant documents concerning the proposed merger filed with the SEC (and any amendments or supplements to those documents), because they will contain important information. You will be able to obtain a free copy of the registration statement and the proxy statement/prospectus, as well as other filings containing information about Wachovia and Wells Fargo, at the SEC’s website (http://www.sec.gov) and at the companies’ respective websites, wachovia.com and wellsfargo.com. Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, by directing a request to Wachovia Corporation, Investor Relations, One Wachovia Center, Charlotte, NC 28288-0206, (704) 383-0798; or to Wells Fargo & Company, Investor Relations, MAC A0101-025, 420 Montgomery Street, 2nd Floor, San Francisco, California 94104-1207, (415) 396-3668.

Wachovia and Wells Fargo and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Wachovia in connection with the proposed merger. Information about the directors and executive officers of Wachovia is set forth in the proxy statement for Wachovia’s 2008 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 10, 2008. Information about the directors and executive officers of Wells Fargo is set forth in the proxy statement for Wells Fargo’s 2008 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 17, 2008. Additional information regarding the interests of those participants and other persons who may be deemed participants in the merger may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

The following memo was distributed to Wachovia employees

DATE:	Oct. 22, 2008
TO:	All Wachovia Colleagues
FROM:	Robert K. Steel, CEO
RE:	Third Quarter 2008 Financial Results

Today Wachovia reported a significant net loss in the third quarter—reflecting a period of unprecedented change for us and all of our constituencies. Although this was a challenging quarter, Wachovia’s underlying businesses remain solid and our franchise exceptionally attractive. We look forward to both the challenges and the opportunities that lie ahead as we join forces with Wells Fargo. In these times, you have demonstrated that Wachovia always puts the interests of customers and clients first.

As you can read in greater detail in the press release posted on wachovia.com, we have reported a net loss of $4.8 billion excluding $18.7 billion of noncash goodwill impairment and $414 million net merger-related expense; the results reflect a credit reserve build of $4.8 billion pretax. The impairment charge is driven by the difference between the book value and market value of the company. The other main components of the loss were the loan loss provision of $6.6 billion and $2.5 billion of market disruption-related losses.

During the quarter, Wachovia’s core businesses generated higher loans as well as strength in traditional banking and insurance fees; however, market-related businesses and deposit trends reflected market turmoil. Here is a look at third quarter 2008 compared with third quarter 2007 for Wachovia’s four core business segments:

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General Bank. Earnings of $857 million were down $638 million, driven by rising credit costs and related expenses, primarily in the mortgage business, which overshadowed sales momentum. Total revenue was $4.8 billion, up 8 percent year over year.

•	Wealth Management. Earnings grew 5 percent to $84 million on 4 percent revenue growth in challenging markets.

•	Corporate and Investment Bank. A loss of $703 million was due to continued net valuation losses related to disruption in the capital markets and increased provision for credit losses.

•	Capital Management. A loss of $499 million was due to market disruption-related losses and auction rate securities settlement costs.

Since the announcement of our merger with Wells Fargo, we have taken specific steps to enhance our liquidity position and are experiencing stabilizing deposit activities. These developments have given us the ability to more proactively support the needs of our customers and clients in these challenging times. Further, we look forward to leveraging our industry-leading sales and service cultures to grow market share soundly and profitably in today’s economic environment.

Clearly these are extraordinary times, yet we are enthusiastic about the future. We believe our merger with Wells Fargo will create compelling value for our shareholders, our team members, our customers and our communities. Our combination will create a unique industry franchise that spans from coast to coast and represents exceptionally strong leadership in financial services. Wells Fargo, combined with Wachovia, will be an anchor of strength and stability amid a dramatically changing industry landscape. Wachovia’s shareholders will be owners of one of the world’s strongest financial institutions, and the combination preserves the best of Wachovia and our culture.

As we move forward with the Wells Fargo proposed merger, we anticipate a thoughtful, deliberate integration timeframe. During this period of transition and change, it is extremely important that we remain intensely focused on serving our customers, managing risk throughout the company, ensuring strong financial governance and delivering on our successful execution that is so strong at Wachovia. Your leadership and commitment to customer service, risk management, financial governance and successful execution will serve us well as we integrate our company with Wells Fargo.

As John Stumpf, CEO and president of Wells Fargo, said recently, we need the whole team. This is about everybody working together for the good of our customers, clients, shareholders and team members.

Thank you for all you have done and will continue to do to make the combined company one of the best.

Additional Merger Information

The proposed merger will be submitted to Wachovia’s shareholders for their consideration. Wells Fargo will file a registration statement with the SEC, which will include a proxy statement/prospectus, and each of Wachovia and Wells Fargo may file other relevant documents concerning the proposed merger. Shareholders and other investors are urged to read the registration statement and the proxy statement/prospectus when they become available, as well as any other relevant documents concerning the proposed merger filed with the SEC (and any amendments or supplements to those documents), because they will contain important information. You will be able to obtain a free copy of the registration statement and the proxy statement/prospectus, as well as other filings containing information about Wachovia and Wells Fargo, at the SEC’s website (http://www.sec.gov) and at the companies’ respective websites, wachovia.com and wellsfargo.com. Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, by directing a request to Wachovia Corporation, Investor Relations, One Wachovia Center, Charlotte, NC 28288-0206, (704) 383-0798; or to Wells Fargo & Company,

Investor Relations, MAC A0101-025, 420 Montgomery Street, 2nd Floor, San Francisco, California 94104-1207, (415) 396-3668.

Wachovia and Wells Fargo and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Wachovia in connection with the proposed merger. Information about the directors and executive officers of Wachovia is set forth in the proxy statement for Wachovia’s 2008 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 10, 2008. Information about the directors and executive officers of Wells Fargo is set forth in the proxy statement for Wells Fargo’s 2008 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 17, 2008. Additional information regarding the interests of those participants and other persons who may be deemed participants in the merger may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.